Exhibit 99

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Rachel Carr, SVP
Lippert/Heilshorn & Associates, Inc.	DKC Public Relations
(212) 838-3777	(212) 981-5253
sprince@lhai.com or ir@augme.com	rachel_carr@dkcnews.com

Augme Technologies Announces First Quarter Revenue Increase of 321% to $1.2 Million

Quarterly Billings at $8.4 Million Annualized Revenue Run Rate

Company Reaffirms Forecast of Revenue Exceeding $16.0 Million and Positive Cash Flow within Current Fiscal Year

NEW YORK, NY — (July 13, 2011) - Augme Technologies, Inc. (OTCBB: AUGT), a leader in full service mMarketing mobile marketing solutions utilizing patented technology that enables the world’s largest brands to plan, build, deploy and track mobile marketing campaigns with their target audiences, today announced its operating results for the first quarter of FY2012. The Company also reaffirmed its guidance for the full fiscal year ending February 29, 2012.

For three months ended May 31, 2012, the Company’s recognizable revenue totaled $1,205,786, an increase of 321% when compared with revenue of $286,323 in the first quarter of FY2011 and an increase of 25% when compared with revenue of $963,004 in the quarter ended February 28, 2011.

Deferred revenue, which is recognized over the period of contract performance, approximated $2.0 million as of May 31, 2011, compared with $93,614 as of May 31, 2010. Deferred revenue increased 68% on a sequential basis when compared with $1,190,151 as of February 28, 2011 (the end of the fourth quarter of FY2011).

Booked revenue, which is defined as recognizable revenue plus deferred revenue, totaled $3.2 million in the first fiscal quarter, for a sequential increase of 45% relative to booked revenue of $2.2 million in the fourth quarter of FY2011. Billings, which are defined as total new contracts for the period, totaled $2.1 million in the first quarter of FY2012, for an increase of 17% on a sequential basis when compared with billings of $1.8 million in the quarter ended February 28, 2011. The annualized revenue “run rate” derived from quarterly billings, which approximated $8.4 million in the first quarter of FY2012, was calculated by multiplying the $2.1 million of total new contracts for the most recent quarter by a factor of 4X.

Production and service delivery costs totaled $362,932 in the most recent quarter, compared with $233,327 in the prior-year quarter and $404,931 in the fourth quarter of FY2011. Gross profit of $842,854 in the most recent quarter compared with gross profit of $52,996 in the first quarter of FY2011 and increased 51% when compared with $558,073 in the fourth quarter of FY2011. The increase in production and service delivery costs reflects additional costs related to the human capital necessary to facilitate the delivery of Augme’s mobile marketing services.

Selling, general, and administrative (“SG&A”) expenses increased 207% to $4.6 million in the first quarter of FY2012 when compared with $1.5 million in SG&A expenses during the first quarter of FY2011, and decreased 26% relative to $6.2 million in the fourth quarter of FY2011. The year-over-year increase in quarterly SG&A expenses consisted of $1.0 million in non-cash stock option expense and $2.0 million of increases in other expenses related to changes in support staffing and facilities-related expenditures necessary to support the Company’s anticipated growth.

The Company recorded a net loss of ($4.0) million, or ($0.06) per share, for the quarter ended May 31, 2011, compared with a net loss of ($1.7) million, or ($0.03) per share, in the year-earlier quarter and a net loss of ($6.0) million, or ($0.09) per share, in the fourth quarter of FY2011.

As of May 31, 2011, the Company’s cash and cash equivalents totaled $9.9 million. During the first quarter, the Company raised $937,915 of capital in equity-related transactions.

“As evidenced by all reported measures, Augme’s revenue is rapidly ramping up,” noted Paul Arena, Chief Executive Officer of Augme Technologies, Inc.  “On a sequential basis, recognizable revenue increased by 25%, deferred revenue rose by 68%, and booked revenue grew by 45% when compared with the quarter ended February 28, 2011.  Our gross margin also improved from approximately 58.0% of revenue in the fourth quarter of FY2011 to 69.9% in the most recent quarter. Total billings reached an implied annualized revenue run rate of $8.4 million in the first quarter of Fiscal 2012, a pace that underpins our confidence in achieving previously issued guidance for the full fiscal year.”

“This revenue growth trajectory demonstrates the aggressive and successful execution of our near-term strategy to drive the adoption of our patented AD LIFE™ mobile platform by adding new logos to our blue-chip customer base and expanding our share of marketing budgets with customers in an ever-widening set of industry verticals,”

added Arena.  “Longer term, we plan to leverage our recently introduced AD LIFE™ v4.0 software-as-a-service (“SaaS”) mobile marketing software platform to increase the revenue contribution from SaaS licenses, embed ADLIFE™ within customers’ enterprise systems, monetize data analytics across multiple channels and monetize our intellectual property through licensing and litigation initiatives.  As a market leader at the forefront of the rapidly expanding mobile marketing industry, Augme is ideally situated to continue accelerating its revenue growth.”

Business Outlook

The Company reaffirms its forecast that recognizable revenue should exceed $16.0 million for the fiscal year ending February 29, 2012. The Company forecasts reaching positive cash flow during the current fiscal year as well.

Many of Augme’s brand-name clients go through the process of resetting their advertising and marketing budgets for the next year during Augme’s first fiscal quarter, resulting in some seasonal softness. This seasonal pattern is expected to repeat in future years.

Intellectual Property Portfolio

Augme’s solutions are supported by its intellectual property portfolio.  The Company currently owns four patents and has additional patents pending with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products. Augme also owns four trademarks protecting the names of its products and identity in the marketplace.

Litigation Update

Tacoda, Inc. In 2007, Augme filed a lawsuit against Tacoda, Inc. in the U.S. District Court, Southern District of New York, seeking damages for alleged infringement of Augme-owned U.S. Patent Nos. 6,594,691 (“Method and System for Adding Function to a Web Page”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”). The case remains unresolved.

AOL, LLC, Time Warner, Inc., and Platform-A, Inc. On September 10, 2008, the Company filed a complaint against AOL, LLC in the U.S. District Court, Central District of California, seeking damages for alleged infringement of Augme’s trademark BOOMBOX RADIO. On January 21, 2009, Augme filed a First Amended Complaint against AOL, LLC, Time Warner, Inc. and Platform-A, Inc., for trademark infringement relating to the mark BOOMBOX RADIO, and infringement of Augme’s U.S. Patent Nos. 6,594,691 and 7,269,636. Pursuant to a court order dated April 14, 2009, the case was transferred to the U.S. District Court, Southern District of New York, so that the case against Tacoda, Inc. and this case could be adjudicated in the same court, as both cases involve the same patents.

Yahoo! Inc. On November 16, 2009, Augme filed a Complaint against Yahoo! Inc. seeking damages for alleged infringement relating to U.S. Patent Nos. 6,594,691 and 7,269,636, which patents relate to methods and systems for delivery of selected content from a network to a web page visitor. The matter is currently pending in the United States District Court for the Northern District of California, Case No. C-09-5386 EDL. The remedies available to Augme, if successful, include an injunction prohibiting any infringing actions, an award of damages adequate to compensate Augme for the infringement, and costs of the action.

On November 12, 2010, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On December 3, 2010, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion without prejudice. On December 3, 2010, Yahoo! filed a Notice of Motion and Motion for Leave to File Amended Answer with Additional Counterclaims seeking damages for costs of defense and willful infringement and to join World Talk Radio, LLC as a Counterclaim Defendant. Augme denies that any merit exists with respect to these counterclaims and will continue to pursue the prosecution of Yahoo!’s infringement against the Company’s patent claims.

On April 7, 2011, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On April 20, 2011, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion.

On April 29, 2011, Augme filed a complaint against Pandora Media, Inc., (“Pandora”) in the U.S. District Court, District of Delaware, seeking damages relating to Augme’s U.S. Patent No. 7,831,690, which patent relates to an “Appliance Metaphor For Adding Media Function To A Web Page.”  On June 22, 2011, Pandora filed an answer to the complaint denying any wrongdoing.

On April 29, 2011, Augme filed a complaint against Gannett Co., Inc., (“Gannett”); Lucidmedia Networks, Inc., (“Lucidmedia”); and AOL, Inc., (“AOL”) in the U.S. District Court, Eastern District of Virginia, seeking damages relating to U.S. Patent No. 7,783,721, which patent relates to an “Method and Code Module For Adding Function to a Web Page” and U.S. Patent No. 7,831,690, which patent relates to an “Appliance Metaphor For Adding Media Function To A Web Page.” On June 24, 2011, Lucidmedia filed an answer to the complaint denying any wrongdoing and seeking counterclaims for Declaratory Judgment. On June 24, 2011, Gannett and AOL filed an answer to the complaint denying any wrongdoing and seeking transfer of venue to another court.

Conference Call Details

Management will host a conference call to discuss these results at 9:00 a.m. EDT.  To participate in the conference call, please call 866-625-0328 (domestic call-in) or 706-643-2088 (international call-in) and reference code # 82801968.

A live webcast of the conference call will be available in the corporate section of the company’s website. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 12:00 p.m. ET on July 13 until 11:59 p.m. EDT on July 19 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #82801968.  An archived replay of the conference call will also be available in the corporate section of the company’s website.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB:AUGT - News) provides strategic services and mobile technology to leading consumer and healthcare brands. Augme’s AD LIFE™ mobile marketing technology platform allows marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs. Through the use of consumer response tags (CRTs) such as 2D codes, UPC codes, SMS, and Image Recognition, AD LIFE™ facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme owns and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City. For more information, visit www.augme.com.

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Company’s Form 10-K and other reports filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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AUGME TECHNOLOGIES, INC.

BALANCE SHEETS

ASSETS

	For the	For the
	Quarter Ended	Year Ended
	May 31, 2011	February 28, 2011
Current Assets

Cash	$9,902,802	$11,182,356

Accounts Receivable, Net of Allowance for Doubtful Accounts Of $83,263 and $99,657, respectively	2,767,962	2,025,294

Prepaid Expenses and Other Current Assets	100,433	132,197

Total Current Assets	12,771,197	13,339,847

Property and Equipment, Net of accumulated depreciation of $1,142,444 and $1,058,728, respectively	487,248	570,964

Goodwill	13,106,969	13,106,969

Software and patents, net of accumulated amortization of $2,319,608 and $2,150,792, respectively	5,414,718	4,945,545

Deposits	140,297	67,551

Total Assets	$31,920,429	$32,030,876

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts Payable	$1,195,647	$708,824

Accrued liabilities	66,657	31,305

Deferred revenue	1,993,967	1,190,151

Total Current Liabilities	3,256,271	1,930,280

Long-term deferred revenue	-0-	-0-

Total liabilities including deferred revenue	$3,256,271	$1,930,280

Total Stockholders’ Equity

Common stock, $.0001 par value; 100,000,000 shares authorized; 69,838,604 and 68,816,131 shares issued and outstanding, respectively	6,984	6,882

Additional paid-in capital	72,626,807	70,046,761

Accumulated deficit	(43,969,633)	(39,953,047)

Total stockholders’ equity	28,664,158	30,100,596

Total Liabilities and Stockholders’ Equity	$31,920,429	$32,030,876

AUGME TECHNOLOGIES, INC.

STATEMENT OF OPERATIONS

(Unaudited)

	For the	For the
	Quarter Ended	Quarter Ended
	May 31, 2011	May 31, 2010

Revenue	$1,205,786	$286,323

Cost of Revenue	362,932	233,327

Gross Profit (Loss)	842,854	52,996

Selling, General and Administrative Expenses	2,979,050	927,039

Stock, option and warrant expense	1,642,233	615,018

Depreciation and Amortization	252,532	247,459

Total operating expenses	4,873,814	1,789,516

Loss From Operations	(4,030,960)	(1,736,520)

Other Income (Expense)

Interest Expense	14,374	10

Net Loss	(4,016,586)	(1,736,510)

Net Loss Per Share – Basic and Diluted	(0.06)	(0.03)

Weighted Average Shares Outstanding

Basic and Diluted	69,414,383	57,281,982